SECOND AMENDMENT TO AMENDED
                      AND RESTATED CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
(this "Amendment") is entered into as of June 4, 2002, by and between AUTO-GRAPHICS, INC., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

     A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement dated as of August 1, 2000 between Borrower and Bank as such agreement may have been amended or modified from time to time (the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.
     B.     Borrower is indebted to Bank under the terms of the Agreement for a line of credit (the "Prior Line of Credit") which is evidenced by that certain Revolving Note dated November 20, 2001 in the principal amount of
One Million Six Hundred Thousand Dollars ($1,600,000.00) (the "Prior Note").
     C.      Borrower has requested that Bank extend the maturity date of the Agreement and modify the financial covenant relating to the minimum tangible net worth to be maintained by Borrower. Bank has agreed to extend the maturity date and to reduce the required tangible net worth covenant, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the
Agreement shall be amended as follows; provided, however, that nothing herein shall terminate any security interest granted in favor of Bank and all such security interests shall remain in full force and effect; and Bank and Borrower further agree as follows:
1.     Amendment to Section 1.1(a).  Section 1.1(a) of the Agreement is
hereby deleted and replaced in its entirety with the following:
     "(a)     Line of Credit.  Subject to the terms and conditions of this
Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 2, 2003, not to exceed at any time the aggregate principal amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital requirements. Notwithstanding the principal amount set forth above, the maximum principal amount available under the Line of Credit shall be reduced automatically and without further notice on the last day of each calendar quarter, commencing September 30, 2002, by the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00). If the outstanding principal balance of the Line of Credit on any such date is greater than the Line of Credit then available hereunder, Borrower shall make a principal payment on such date in an amount sufficient to reduce the then outstanding principal balance of the Line of Credit to an amount not greater than said new Line of Credit.  Borrower's obligation to repay advances shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (the "Note"), all terms of which shall be incorporated by this reference." The foregoing change shall become effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace the Prior Note and be deemed the Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by
Bank to evidence such change; provided, however, that outstanding advances under the Prior Line of Credit heretofore provided Borrower by Bank in connection with the Prior Note shall be deemed outstanding advances under the Note in effect hereby.
2.     Addition of Section 1.2(c).  A new Section 1.2(c) is hereby added to the Agreement, which shall read in its entirety as follows:
"(c)     In consideration of the Second Amendment to this Agreement dated as of June 4, 2002 (the "Second Amendment"), and as a condition to the effectiveness thereof, immediately upon Bank signing the Second Amendment, an amendment fee (the "Amendment Fee") in the amount of $42,000 shall be fully earned and non-refundable, and shall be payable as follows:  (a)
$7,000 on the "Effective Date" of the Second Amendment (as such term is defined in the Second Amendment), (b) $14,000 on September 2, 2002, and (c) $21,000 on February 1, 2003. Notwithstanding the foregoing, the Amendment
Fee payable on September 2, 2002 shall be forgiven by Bank if on or before such date Borrower has repaid its obligations under the Loan Documents (collectively, the "Obligations") in full and all commitments of Bank to extend credit to Borrower have been terminated, and the Amendment Fee payable on February 1, 2003 shall be forgiven by Bank if on or before such date Borrower has repaid its Obligations in full and all commitments of Bank to extend credit to Borrower have been terminated."
3.     Amendment to Section 4.8(b).  Section 4.8(b) of the Agreement is
hereby amended and restated to read in its entirety as follows:
"(b)     Tangible Net Worth of not less than $1,700,000 at any time.
"Tangible Net Worth" is defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets. For purposes of this Agreement, capitalized software development and acquisition cost is considered a tangible asset."
4. Amendment to Section 5.4. Section 5.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

"SECTION 5.4.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or
consolidate with any other entity, provided that any Subsidiary may merge with and into any other Subsidiary or into Borrower; make any substantial change in the nature of its business as conducted as of the date hereof; except as permitted within the limitations on investments set forth in
Section 5.6 below, acquire all or substantially all of the assets of any other entity; sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets except in the ordinary course of its business; or enter into any exclusive license agreement."
5. Amendment to Section 7.2. Section 7.2 of the Agreement is hereby amended to delete the requirement that copies of all notices be provided to Robert H. Bretz, Esq.
6. Conditions Precedent. Provided that each of the following conditions is satisfied on or before June 24, 2002, this Amendment shall become effective on the first business day that each of the following conditions have been met to Bank's satisfaction (the "Effective Date"):
(a) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following:
(i) This Amendment executed by Borrower and the attached Guarantors' Consent and Reaffirmation executed by each Guarantor;(ii) Reducing Revolving Note executed by Borrower; (iii) A good standing certificate with respect to Borrower as of a recent date, certified by the Secretary of State of California; and (iv) Such other documents as Bank may require under any other Section of this Amendment.
(b) Amendment Fee. Borrower shall have paid to Bank the portion of the Amendment Fee required to be paid on the Effective Date by authorizing Bank to debit Borrower's demand deposit account no. 4644631202 or any other account with Bank.
(c)     Reaffirmation of Intellectual Property Representations and
Warranties. Borrower shall have provided evidence satisfactory to Bank that Schedules II through V of each Security Agreement -- Intellectual Property and Investment Property signed by Borrower or any Guarantor (each, a "Security Agreement") fully identifies all Patent Collateral, Trademark Collateral, Copyright Collateral, and Trade Secrets Collateral, respectively, as each such term is defined in the applicable Security Agreement. By its execution and delivery of this Amendment, Borrower, on behalf of itself and each Guarantor, represents and warrants that the information set forth on Schedules I through IV hereto fully identifies all right, title and interest of Borrower and each Guarantor in Patent Collateral, Trademark Collateral, Copyright Collateral, and Trade Secrets Collateral.
(d) Other Fees and Charges. In addition to Borrower's obligations under the Agreement and the other Loan Documents, Borrower shall reimburse Bank immediately upon demand for all costs and expenses, including attorneys' fees (including the allocated costs of bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment. Borrower authorizes Bank to debit its demand deposit account no. 4644631202 or any other account with Bank for all such costs and expenses.
(e) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.
(f) Compliance. The representations and warranties contained in the Agreement and in each of the other Loan Documents shall be true on and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of the Effective Date, and on the Effective Date, no Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

If all of the conditions set forth in this Section 6 have not been satisfied to Bank's satisfaction on or before June 24, 2002, then this Amendment shall be null and void.

7. General Release. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower and each guarantor hereunder hereby agree as follows ("General Release"):
(a) Borrower and each guarantor hereunder, for itself and on behalf of its respective successors and assigns, do hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower or any guarantor hereunder now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower and each guarantor hereunder have executed and delivered this Amendment to Bank (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower or any guarantor hereunder, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.
(b) Borrower and each guarantor hereunder hereby acknowledge, represent and warrant to Bank as follows:
     (i) Borrower and such guarantor understand the meaning and effect of Section 1542 of the California Civil Code which provides:

             "Section 1542.  GENERAL RELEASE; EXTENT.  A
             GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
             THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN
             HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     (ii) With regard to Section 1542 of the California Civil Code, Borrower and each such guarantor agree to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower and each such guarantor hereby waive and release all rights and benefits which they might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.
(c) Each person signing below on behalf of Borrower or any guarantor hereunder acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences, and each such person realizes that they are releasing any and all Released Claims that Borrower or any such guarantor may have as of the Release Date. Borrower and each guarantor hereunder hereby acknowledge that each of them has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.
(d) Borrower and each guarantor hereunder hereby specifically acknowledge and agree that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower and each guarantor hereunder to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.
8. Interpretation. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. This Amendment and the Agreement shall be read together, as one document.
9. Reaffirmation; Certification. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein.

Borrower represents and warrants that the execution and delivery of this Amendment and the Note have been duly authorized by all necessary corporate action of Borrower. Borrower further certifies that as of the Effective Date of this Amendment there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
10. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

AUTO-GRAPHICS, INC.,                      WELLS FARGO BANK, NATIONAL
a California corporation                  ASSOCIATION


By:  ss/Robert S, Cope                    By:  ss/Darryl S. Hallie
     -------------------                  --------------------------
Name:   Robert S. Cope                    Name:   Darryl S. Hallie
Title:  President                         Title:  Vice President/Principal

GUARANTORS' CONSENT AND REAFFIRMATION


     Each of the undersigned guarantors of all indebtedness of AUTO-GRAPHICS, INC., a California corporation, to Wells Fargo Bank, National Association hereby: (i) consents to the foregoing Second Amendment to Amended and Restated Credit Agreement (the "Amendment"); (ii) reaffirms its obligations under its respective Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Continuing Guaranty; (iv) reaffirms that its obligations under its respective Continuing Guaranty are separate and distinct from the obligations of any other party under the Amendment and the other Loan Documents (as defined therein); and (v) agrees to join in and be bound by all of the terms and provisions of the General Release contained in Section 7 of the Amendment.

                                           GUARANTORS:     A-G CANADA, LTD.


                                           By:  ss/Robert S, Cope
                                              ---------------------
                                           Name:   Robert S. Cope
                                           Title:  President

                                           By:  ss/Daniel E. Luebben
                                              ------------------------
                                           Name:   Daniel E. Luebben
                                           Title:  Chief Financial Officer

With reference to that certain Guarantee dated
October 31, 1997

                                           DATAQUAD, INC.,
                                           a Nevada corporation

                                           By:  ss/Robert S, Cope
                                              ---------------------
                                           Name:   Robert S. Cope
                                           Title:  President


                                           DATACAT, INC.,
                                           a California corporation

                                           By:  ss/Robert S, Cope
                                              ---------------------
                                           Name:   Robert S. Cope
                                           Title:  President


                                           THE LIBRARYCARD, INC., a Nevada
                                           corporation

                                           By:  ss/Robert S, Cope
                                              ---------------------
                                           Name:   Robert S. Cope
                                           Title:  President